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                                 VAN ECK FUNDS
                             122 East 42nd Street
                           New York, New York 10168


                                              November 18, 1985


Van Eck Associates Corporation
122 East 42nd Street
New York, New York 10168

Gentlemen:

     The Board of Trustees of Van Eck Funds, at a meeting held on October 8, 1985, approved the establishment of two additional series of the Trust, namely the Gold/Resources Fund and U.S. Government Money Fund (the "New Funds"). The Gold/Resources Fund will be a non South African precious metals growth fund. The U.S. Government Money Fund will be a fund investing only in obligations of the U.S. Government.

     Pursuant to Sections 1(b), 4 and 9(a) of the Advisory Agreement (the "Agreement"), dated July 30, 1985, between Van Eck Associates Corporation and Van Eck Funds, we wish to retain Van Eck Associates Corporation to render the services contemplated by the Agreement with respect to the New Funds in exchange for the fees set forth in Exhibit A of this notice.

     Please confirm below your willingness to render such services and your agreement to amend the advisory fee schedule in Section 4 of the Agreement to include the information set forth in Exhibit A of this notice.


                                              VAN ECK FUNDS


ATTEST:___________________________    BY:________________________________
       Secretary                         President


Confirmed, Agreed to and Accepted this ____ day of November 1998:

                                              VAN ECK ASSOCIATES CORP.



ATTEST:___________________________    BY:________________________________
       Secretary                         President
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                                                                       EXHIBIT A
                                                                       ---------


                             ADVISORY FEE SCHEDULE

                                        Gold/Resources Fund
                                        -------------------

Daily Average                                               Annual Fee
Net Assets                                                    Rate
--------------                                             ------------

Up to and including $500 million                               .75%

Over $500 million up to and
 including $750 million                                        .65%

Over $750 million                                              .50%



                          U.S. Government Money Fund
                          --------------------------

Daily Average                                           Annual Fee
Net Assets                                                Rate
--------------                                         ------------

Up to and including $500 million                          .50%

Over $500 million up to and
 including $750 million                                   .40%

Over $750 million                                         .375%